Global Jurisdictions Continue to Recognize Microbot Medical’s Innovative Technology; Receives Notice of Allowance for a U.S. Patent Covering its TipCAT™ Technology Platform

HINGHAM, Mass., Nov. 25, 2019 – Further demonstrating its commitment to expand and protect its Intellectual Property (IP) portfolio, Microbot Medical Inc. (Nasdaq: MBOT) was issued a Notice of Allowance for patent application No. 15/936,878 by the U.S. Patent and Trademark Office (USPTO). The allowed patent application covers the Company’s TipCATTM technology platform.

“As we near the expected FDA pre-submission for our first product, the Self Cleaning Shunt (SCSTM), we have also experienced an acceleration in the expansion of our patent estate – with this latest allowance being the 5th to date in 2019 and across several global jurisdictions, including North America and Europe,” said Harel Gadot, Chief Executive Officer, President, and Chairman. “As we identify and pursue future product offerings in the fast-growing, minimally invasive surgical robotics market, protecting our assets and creating formidable barriers to entry through a proactive and effective global patent portfolio strategy is fundamental to building value for our shareholders and other stakeholders.”

The allowed patent application is a Continuation of Patent No. 9,937,326, issued on April 10, 2018, which is a Continuation of Patent No. 9,061,118, issued on June 23, 2015. It covers a self-propelled device for locomotion through a lumen, the device comprising a set of serially arranged inflatable chambers configured for sequential inflation from a single fluid source, wherein the outer skin of at least one of the chambers has at least one longitudinal section of greater rigidity than other sections of the outer skin, such that when that chamber inflates, the set of chambers transitions to a bent state.

Globally, the Company now has 35 patents issued/allowed and 16 patent applications pending worldwide.

About Microbot Medical, Inc.

Microbot™ specializes in transformational micro-robotic medical technologies leveraging the natural and artificial lumens within the human body. Microbot’s current technological platforms, ViRobTM, TipCATTM and CardioSertTM, are comprised of three highly advanced technologies, from which the Company is currently developing its first product candidate: The Self-Cleaning Shunt, or SCSTM, for the treatment of hydrocephalus and Normal Pressure Hydrocephalus, or NPH. The Company also is focused on the development of a Multi Generation Pipeline Portfolio (MGPP) utilizing all technologies. Further information about Microbot Medical is available at http://www.microbotmedical.com.

The ViRobTM technology is a revolutionary autonomous crawling micro-robot which can be controlled remotely or within the body. Its miniature dimensions allow it to navigate and crawl in different spaces within the human body, including blood vessels, the digestive tract and the respiratory system. Its unique structure gives it the ability to move in tight spaces and curved passages as well as the ability to remain within the human body for prolonged time. To learn more about ViRobTM please visit http://www.microbotmedical.com/technology/virob/.

TipCATTM is a transformational self-propelled, flexible, and semi-disposable locomotive device providing see & treat capabilities within tubular lumens in the human body such as the colon, blood vessels, and the urinary tract. Its locomotion mechanism is perfectly suitable to navigate and crawl through natural & artificial tubular lumens, applying the minimal necessary pressure to achieve the adequate friction required for gentle, fast, and safe advancement within the human body. To learn more about TipCATTM, visit http://www.microbotmedical.com/technology/tipcat/.

CardioSertTM technology contemplates a unique combination of a guidewire and microcatheter, technologies that are broadly used for endoluminal surgery. The CardioSertTM technology features unique steering and stiffness control capabilities, and it was originally developed to support interventional cardiologists in crossing the most complex lesions called chronic total occlusion (CTO) during percutaneous coronary intervention (PCI) procedures and has the potential to be used in other spaces and applications, such as peripheral intervention, neurosurgery and urology. CardioSertTM was part of a technological incubator supported by the Israel Innovation Authorities (formerly known as the Office of the Chief Scientist, or OCS), and its device has successfully completed pre-clinical testing.

Safe Harbor

Statements pertaining to future financial and/or operating results, future growth in research, technology, clinical development, and potential opportunities for Microbot Medical Inc. and its subsidiaries, along with other statements about the future expectations, beliefs, goals, plans, or prospects expressed by management, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the Federal securities laws. Any statements that are not historical fact (including, but not limited to statements that contain words such as “will,” “believes,” “plans,” “anticipates,” “expects” and “estimates”) should also be considered to be forward-looking statements. Forward-looking statements involve risks and uncertainties, including, without limitation, risks inherent in the development and/or commercialization of potential products, the outcome of its studies to evaluate the SCS and other existing and future technologies, uncertainty in the results of pre-clinical and clinical trials or regulatory pathways and regulatory approvals, need and ability to obtain future capital, and maintenance of intellectual property rights. Actual results may differ materially from the results anticipated in these forward-looking statements and as such should be evaluated together with the many uncertainties that affect the businesses of Microbot Medical Inc. particularly those mentioned in the cautionary statements found in Microbot Medical Inc.’s filings with the Securities and Exchange Commission. Microbot Medical disclaims any intent or obligation to update these forward-looking statements.

Investor Contact:

Michael Polyviou

EVC Group

mpolyviou@evcgroup.com

732-933-2754